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                     [Letterhead of Andrews & Kurth L.L.P.]



                                                                    212-850-2800

                                 June 21, 1996

National Propane Partners, L.P.
Suite 1700, IES Tower
200 1st Street, S.E.
P.O. Box 2067
Cedar Rapids, Iowa 52401-2067

                                  Tax Opinion

Gentlemen:

     We have acted as special counsel to National Propane Partners, L.P, a Delaware limited partnership (the "Partnership"), in connection with the offering of up to 7,119,047 common units representing limited partner interests ("Common Units") in the Partnership pursuant to the Registration Statement on Form S-1 of the Partnership (Registration No. 333-2768) relating to the Common Units (the "Registration Statement").

     All statements of legal conclusions contained in the discussion under the caption "Tax Considerations" in the prospectus included in the Registration Statement, unless otherwise noted, represent our opinion with respect to the matters set forth therein.

     In addition, based on the foregoing, we are of the opinion that the federal income tax discussion in the prospectus included in the Registration Statement with respect to those matters as to which no legal conclusions are provided is an accurate discussion of such federal income tax matters (except for the representations and statements of fact of the Partnership and its general partners, included in such discussion, as to which we express no opinion).

     We hereby consent to the references to our firm and this opinion contained in the prospectus included in the Registration Statement.

                                        Very truly yours,


                                        /s/ Andrews & Kurth L.L.P.

                                        Andrews & Kurth L.L.P.

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